Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES APRIL 2005 SALES RESULTS

New York, New York, May 5, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today total net sales for the four-week period ended April 30, 2005 increased 9.3 percent to $174,306,000 over total net sales of $159,417,000 for the four-week period ended May 1, 2004. By division, net sales were $77,618,000 for Ann Taylor compared to $77,962,000 last year, and $80,799,000 for Ann Taylor LOFT compared to $69,444,000 last year.

Comparable store sales decreased 3.0 percent for the period, compared to a comparable store sales increase of 9.6 percent for the same four-week period last year. By division, comparable store sales for fiscal April 2005 were down 1.8 percent for Ann Taylor compared to a 3.0 percent increase last year, and down 4.8 percent for Ann Taylor LOFT compared to a 20.5 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, stated, “Following a difficult March, overall business conditions remained challenging in April, causing us to be more promotional at both Ann Taylor and LOFT. In spite of this, at Ann Taylor we were pleased with the progress the team has made and expect further improvements as the year progresses. At LOFT, while our product has been positively received throughout the quarter, the unseasonably cold weather negatively affected overall sales, resulting in higher than anticipated inventory levels. We do, however, expect that inventory levels both at LOFT and at Ann Taylor will decline as the year progresses, especially in the fall season.”

Kay Krill, Ann Taylor President, stated “At Ann Taylor, our client has recognized a gradual improvement in more brand-appropriate merchandise, though our margin is still pressured by heavier early spring receipts. We had some wins in key areas of the business such as tops, especially sweaters and woven shirts. Our April color palette was focused and well received, and our initial read on early May product is encouraging in even more categories.”

“LOFT, which has been facing difficult comparable store sales comparisons all quarter, was more promotional than last year due to higher inventory levels. As was the case in both February and March, our client continued to come to us in April for casual separates, denim, knit dressing, knit tops, woven shirts, and relaxed dressing, and we

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are seeing clearer differentiation in product response at LOFT versus Ann Taylor from an end-use perspective. “Wear-now” merchandise was also better received during the quarter than weather-sensitive categories such as crop pants, linen separates and sandals,” she added.

Mr. Spainhour continued, “As a result of higher promotional activity at both divisions, we now expect our first quarter earnings per share to be between $0.23 - $0.25 on a diluted basis, down from our previous estimate of $0.27 - $0.30 per share.”

Total inventory levels at the end of April were up approximately 8 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 3 percent at Ann Taylor and up approximately 16 percent for Ann Taylor LOFT. At both divisions, a decrease in in-transit inventory levels was offset by higher in-store inventory levels.

During the month, the Company opened seven Ann Taylor LOFT stores. The total store count at month end was 756, comprised of 360 Ann Taylor stores, 358 Ann Taylor LOFT stores and 38 Ann Taylor Factory stores. Total square footage at the end of fiscal April 2005 increased 14.6 percent over the same period last year.

For the first quarter ended April 30, 2005, the Company’s net sales totaled $476,446,000, up 10.0 percent from $433,246,000 for the same period last year. By division, net sales for the first quarter of fiscal 2005 were $205,738,000 for Ann Taylor compared to $213,424,000 last year, and $223,404,000 for Ann Taylor LOFT compared to $185,387,000 last year. Comparable store sales for the first quarter of fiscal 2005 were down 3.1 percent, compared to an increase of 11.9 percent for the first quarter of last year. By division, comparable store sales for the first quarter were down 4.9 percent for Ann Taylor compared to a 4.2 percent increase last year, and down 1.5 percent for Ann Taylor LOFT compared to a 24.8 percent increase last year.

In April, the Company purchased 300,000 shares of its common stock at a cost of approximately $7,400,000. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors on August 10, 2004, approximately $42,700,000 remains.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 756 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of April 30, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including the impact and effect of the Company’s lease accounting and pension review and restatement of its financial statements, failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547